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                                                                   Exhibit 8.1



                                        53rd at Third
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                                                      Washington, D.C.

                                        File No. 021832-0025


To: The Persons Listed on Schedule I hereto

                   Re: Hyundai Auto Receivables Trust 2004-A
                   -----------------------------------------

Ladies and Gentlemen:

I.   INTRODUCTION.

     We have acted as special United States tax counsel to Hyundai Motor Finance Company, a California corporation ("HMFC"), Hyundai ABS Funding Corporation, a Delaware corporation ("HABS"), and Hyundai Auto Receivables Trust 2004-A, a Delaware statutory trust (the "Issuer"), in connection with the issuance and sale by the Issuer of Class A-1 Notes in an aggregate principal amount of $155,000,000, Class A-2 Notes in an aggregate principal amount of $215,000,000, Class A-3 Notes in an aggregate principal amount of $188,000,000, Class A-4 Notes in an aggregate principal amount of $92,100,000, Class B Notes in an aggregate principal amount of $36,500,000, Class C Notes in an aggregate principal amount of $26,900,000 and Class D Notes in an aggregate principal amount of $32,800,000 (collectively, the "Notes"). The Notes are to be issued under an Indenture (the "Indenture"), dated as of September 1, 2004, between the Issuer and Citibank, N.A., as Indenture Trustee. The opinions below are rendered to you pursuant to section 7(j) of the Underwriting Agreement dated August 26, 2004 among HABS, HMFC and Banc of America Securities LLC, as representative of the several underwriters set forth on Schedule I thereto. Capitalized terms used and not defined herein have the respective meanings given to them in the Indenture and the Prospectus (as defined below).

     In arriving at the opinions expressed below, we have examined and relied on originals or copies of certain documents including, but not limited to:

          1.   the Indenture;

          2. the Hyundai Auto Receivables Trusts Asset-Backed Notes Prospectus, dated August 20, 2004 (the "Base Prospectus");

          3. the Hyundai Auto Receivables Trust 2004-A Prospectus Supplement, dated August 26, 2004 (the "Prospectus Supplement," and together with the Base Prospectus, the "Prospectus");





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          4.   the Amended and Restated Trust Agreement, dated as of September
               1, 2004, among HABS, Wilmington Trust Company, as Owner Trustee, and HMFC (the "Trust Agreement");

          5. the Sale and Servicing Agreement, dated as of September 1, 2004, among the Issuer, HABS, HMFC and the Indenture Trustee (the "Sale and Servicing Agreement");

          6. the forms of the Notes and the trust certificates (the "Certificates") to be issued by the Issuer; and

          7. certain other documents delivered at the closing of the sale of the Notes;

as well as such other documents as in our discretion we have deemed necessary, appropriate or relevant as a basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies thereof, and the authenticity of the originals of such copies. We have not made an independent investigation of the facts set forth either in the Prospectus or such other documents that we have examined. We have consequently assumed in rendering these opinions that the information presented in such documents or otherwise furnished to us accurately and completely describes, in all material respects, all facts relevant to the Issuer and its activities and the issuance of the Notes. We have further assumed that all parties to the agreements enumerated above will perform in accordance with the terms of such agreements, without regard to any modifications to the terms of such agreements, and that there are no agreements, understandings or arrangements other than those of which we have been informed that would affect our opinions set forth below. We have also assumed the correctness and completeness of any other opinion or advice of tax counsel delivered with respect to the Issuer, the Notes or the Certificates, to the extent the Indenture, the Trust Agreement or other agreement permit the Issuer to take an action or fail to take an action upon delivery of such opinion or advice of tax counsel.

     Our opinions set forth herein represent and are based on our best judgment regarding the application of United States federal income tax laws arising under the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service ("IRS") contained in published revenue rulings and revenue procedures, current administrative positions of the IRS and existing judicial decisions, all of the foregoing of which are subject to change or revocation, possibly with retroactive effect. In that regard, we note that no activity closely comparable to that contemplated by the Issuer has been the subject of any Treasury regulation, revenue ruling or judicial decision. We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America. No rulings will be sought from the IRS with respect to any of the matters discussed herein, and our opinions are not binding upon the IRS or the courts. Thus, there can be no assurance that the IRS will not successfully assert positions contrary to those stated in this opinion letter. Our opinions are also based on certain factual representations and covenants contained in certain Officer's Certificates of HMFC, as Administrator of the Issuer, and HABS, dated the date hereof and attached hereto (the "Officer's Certificates"),





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including that, based on the assumptions described therein, the present value of the cash flows expected to be available for distribution to holders of the Certificates is approximately $60.754 million.(1) With respect to any representations contained in the Officer's Certificates that are qualified by knowledge, we have assumed the accuracy of such representations without respect to such qualifications. Any change occurring after the date hereof in, or a variation from, any of the foregoing bases for our opinions could affect the conclusions expressed below. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax law.

II.  SUMMARY OF THE FACTS.

     The Issuer. The Issuer is a Delaware statutory trust, established pursuant to a trust agreement and governed by the Trust Agreement. The Issuer may engage in certain limited activities, including the following: (i) issuing the Notes pursuant to the Indenture and issuing the Certificates pursuant to the Trust Agreement; (ii) paying interest and principal on the Notes and distributions on the Certificates; (iii) purchasing a pool of motor vehicle retail installment sale contracts (the "Receivables"); (iv) funding a cash reserve account (the "Reserve Account"); and (v) engaging in certain other necessary or incidental activities including those that may be necessary in connection with conservation of the trust estate and the making of payments to the Certificateholders and the Noteholders.(2)

     Various contractual arrangements exist to help ensure that the Issuer will not be treated as a corporation for federal income tax purposes. As long as the Certificates are owned by only one Person,(3) the Trust Agreement provides that for federal income tax purposes the Issuer will be treated as disregarded as an entity separate from its owner.(4) If the Certificates are ever owned by more than one Person, the Trust Agreement provides that the Issuer will then be treated as a partnership for federal income tax purposes.(5) In addition, HABS and HMFC have represented that the Issuer will not affirmatively elect to be classified as an association for federal income tax purposes.(6) Finally, if there are multiple owners of the Certificates, then certain transfer restrictions will be imposed that are designed to prevent public trading of the Certificates (the

------------------------

(1)  See paragraph 7 of the Officer's Certificate of HABS.

(2)  See section 2.03 of the Trust Agreement.

(3)  HABS will initially own all of the Certificates.

(4) See section 2.06 of the Trust Agreement, p. A-3 of the Form of Trust Certificate.

(5)  See id.

(6)  See Officer's Certificates.





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"Transfer Restrictions").(7) Furthermore, the Owner Trustee may not take any action that would result in the Issuer becoming taxable as a corporation for federal income tax purposes.(8)

     Receivables and Eligible Investments. The motor vehicle retail installment sale contracts that comprise the Receivables are secured by new or used automobiles and light-duty trucks and were originated by franchised motor vehicle dealers rather than the Issuer.(9) The Receivables require monthly level payments at specified times.(10) In addition to the Receivables, the Indenture Trustee may invest funds on deposit in the Collection Account and the Reserve Account in Eligible Investments (as defined in the Sale and Servicing Agreement).(11) Eligible Investments generally are securities or instruments issued or guaranteed by highly rated obligors or guarantors.(12)

     Payments of Interest. Interest on the principal balances of the classes of the Notes will accrue at the following fixed rates: Class A-1: 1.78125%, Class A-2: 2.36%, Class A-3: 2.97%, Class A-4: 3.54%, Class B: 3.46%, Class C: 3.36%
and Class D: 4.10%.(13) Interest will be payable monthly on the 15th day of each month (or the next succeeding business day), commencing October 15, 2004.(14) Interest payments to holders of the Class B Notes will be subordinated to interest payments to the more senior classes and servicing fees due to the Servicer and, in limited circumstances, principal payments with respect to the more senior classes. Interest payments to holders of Class C Notes will be subordinated to interest payments to the more senior classes and servicing fees due to the Servicer and, in limited circumstances, principal payments with respect to the more senior classes. Interest payments to holders of Class D Notes will be subordinated to interest payments to the more senior classes and servicing fees due to the Servicer, and in limited circumstances, principal payments with respect to the more senior classes.(15) The Certificates do not bear interest.

     A failure to pay an amount of interest on the "controlling class" of Notes (i.e., the most senior class of Notes then outstanding) within thirty-five days of the due date is an Event of Default under the Indenture.(16) It was represented to us that it is expected that collections on the

----------------------

(7) See section 3.11 of the Trust Agreement (Certificates will not be transferred or marketed on an "established securities market," prior consent of Issuer required with respect to certain transfers that raise public trading concerns, etc.).

(8)  See section 6.06 of the Trust Agreement.

(9)  See page S-6 of the Prospectus Supplement.

(10) See page 14 of the Base Prospectus.

(11) See section 5.02(b)(v) of the Sale and Servicing Agreement.

(12) See definition of Eligible Investments in Sale and Servicing Agreement.

(13) See Exhibits A-1, A-2, A-3, A-4, B, C and D of Indenture.

(14) See definition of Payment Date in Indenture.

(15) See sections 5.04 and 8.02 of Indenture.

(16) See section 5.01(i) of Indenture.





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Receivables will significantly exceed the funds necessary to make timely payments of amounts due on the Notes and that it is a remote likelihood that interest on the Notes will not be paid in full on each monthly payment date.(17)

     Payments of Principal. The Issuer will pay principal on the Notes monthly on the 15th day of each month (or the next succeeding business day), commencing October 15, 2004, from deposits made to the principal distribution account.(18) Principal payments on the Notes will generally be made in the following order of priority: (i) to the Class A-1 Notes until they are paid in full; (ii) to the Class A-2 Notes until they are paid in full; (iii) to the Class A-3 Notes until they are paid in full; (iv) to the Class A-4 Notes until they are paid in full;
(v) to the Class B Notes until they are paid in full; (vi) to the Class C Notes until they are paid in full; and (vii) to the Class D Notes until they are paid in full.(19) In addition, following certain Events of Default under the Indenture, the Issuer will make no distributions of principal and interest on the Class B Notes until payment in full of principal and interest on the Class A Notes; the Issuer will make no distributions of principal and interest on the Class C Notes until payment in full of principal and interest on the Class B Notes; the Issuer will make no distributions of principal and interest on the Class D Notes until payment in full of principal and interest on the Class C Notes; and the Issuer will make no distributions on account of the Certificates until payment in full of principal and interest on the Class D Notes.(20) Payment of principal on the Class A Notes will be made first to the Class A-1 Notes until payment in full and then pro rata to the Class A-2, Class A-3 and Class A-4 Notes.(21) The Certificates do not have a principal amount.

     The Stated Maturity Dates for the Notes are: September 15, 2005 for the Class A-1 Notes, September 15, 2007 for the Class A-2 Notes, May 15, 2009 for the Class A-3 Notes and August 15, 2011 for the Class A-4 Notes, the Class B Notes, the Class C Notes and the Class D Notes.(22) A failure to pay principal on a class of Notes on the Stated Maturity Date for such class is an Event of Default under the Indenture.(23) It was represented to us that the Issuer expects that collections on the Receivables will significantly exceed the funds necessary to make timely payments of amounts due on the Notes.(24)

     Credit Enhancement. To protect against any defaults or shortages in payments to be received by the Issuer with respect to the Receivables, credit enhancement for the Notes will be provided in the form of: (i) subordination and overcollateralization features with respect to the different classes of Notes;
(ii) the Reserve Account; and (iii) subordination of the

---------------------

(17) See Officer's Certificates.

(18) See sections 2.08(b), 3.01 and 8.02(d) of Indenture.

(19) See section 8.02(d) of Indenture.

(20) See section 5.04 of Indenture.

(21) See id.

(22) See Exhibits A-1, A-2, A-3, A-4, B, C and D of Indenture.

(23) See section 5.01 of Indenture.

(24) See Officer's Certificates.





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Certificateholders' right to receive amounts collected on the Receivables in excess of amounts required to compensate the Servicer, reimburse Advances, and pay the principal amount of, and interest on, the Notes.

     Subordination and Overcollateralization. As stated above, interest and principal payments with respect to the junior classes of Notes are generally subordinated to payments with respect to the more senior classes of Notes. In addition, payments with respect to the Certificates are generally subordinated to payments with respect to the Notes. The principal balance of the Receivables on the Cut-off Date of $807,850,711.24 exceeds the initial principal balance of the Notes ($746,300,000) by $61,550,711.24. This overcollateralization amount includes an initial Yield Supplement Overcollateralization Amount of $38,506,992.79 (the "YSOA").(25) After the Closing Date, the Issuer will maintain overcollateralization by paying down principal on the Notes to the extent the outstanding principal amount of the Notes is greater than the excess, if any, of the Adjusted Pool Balance (defined below) over the Target Overcollateralization Amount.(26) The Target Overcollateralization Amount with respect to any Payment Date is equal to the greater of (i) 8% of the Adjusted Pool Balance, minus amounts on deposit in the Reserve Account (after withdrawals from the Reserve Account but prior to deposits to the Reserve Account) and (ii) 1.25% of the Adjusted Pool Balance as of the Cut-off Date; provided that the Target Overcollateralization Amount is not greater than the Adjusted Pool Balance on such Payment Date.

     Reserve Account. On the Closing Date, the Issuer will establish the Reserve Account and will make a deposit thereto in an amount equal to $5,770,077.89,(27) which is equal to .75% of (i) the aggregate principal balance of the receivables as of the Cut-off Date less (ii) the initial YSOA as of the Closing Date (the "Adjusted Pool Balance").(28) However, the Reserve Account amount will be no more than the principal balance of outstanding Notes (after giving effect to the allocation of principal payments on such payment date).(29)

     Subordination of the Certificateholders' Right to Receive Excess Amounts. The weighted average interest rate on the Receivables as of the Cut-off Date (taking into account the amount of each Receivable) is approximately 7.06%, which exceeds the sum of the weighted average coupon on the Notes (approximately 2.705%, computed without regard to term) and the 1% servicing fee by approximately 3.355%, and will also substantially exceed the 4.10% coupon on the Class D Notes. The right of the Certificateholders to any such excess is subordinated to the

-------------------

(25) Although the YSOA provides additional overcollateralization benefit, the YSOA is intended to compensate for the low annual percentage rates on some of the Receivables. The YSOA declines on each payment date in accordance with a predetermined schedule as the principal amount of the Receivables decline.

(26) See section 5.05(b) of the Sale and Servicing Agreement and section 8.02(d) of the Indenture.

(27) See sections 5.02(b) and 5.06 of the Sale and Servicing Agreement.

(28) See section 5.06 of the Sale and Servicing Agreement.

(29) See id.





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rights of the Noteholders to receive payments of principal and interest and any other amounts payable to the Noteholders.

     Form. The Notes are denominated as debt, the Issuer intends that the Notes be characterized as debt for federal income tax purposes, and the Noteholders, by their acceptance of the Notes, will agree to treat the Notes as indebtedness for federal income tax purposes.(30) Moreover, it was represented to us at the time of the issuance of the Notes that the parties intended to create unconditional debt obligations of the Issuer and a debtor-creditor relationship between the Issuer and the holders of the Notes.(31)

     Ratings. The Prospectus Supplement indicates that the Notes (except with respect to the Class D Notes) have received the following ratings by Standard & Poor's Ratings Services, Moody's Investors Service, Inc. and Fitch, Inc., respectively: A-1+, Prime-1 and F1+ for Class A-1; AAA, Aaa and AAA for Class A-2; AAA, Aaa and AAA for Class A-3; AAA, Aaa and AAA for Class A-4; AA, Aa3 and AA for Class B; A, A3 and A+ for Class C. The Prospectus Supplement indicates that the Class D Notes have received a rating of "BBB" by Standard & Poor's Ratings Services and a rating of "BBB+" by Fitch, Inc.

III. DISCUSSION.

     A.   The Notes Will Be Treated as Indebtedness for Federal Income Tax
          Purposes.

     Whether an instrument represents debt or equity for U.S. federal income tax purposes depends on the facts and circumstances of the particular situation and no one factor is determinative.(32) Among the factors to be considered are: (i) whether the instrument is payable within a reasonable period of time and on a fixed maturity date; (ii) whether the payment of principal and interest is dependent upon the earnings or the discretion of the issuer; (iii) whether the claim of the holder of the instrument will have priority over the claims of holders of all classes of equity of the issuer; (iv) whether the instrument gives the holder voting or management powers; (v) whether a default in the payment of principal or interest accelerates the maturity of the instrument and creates the right in the holder to enforce payment thereof; (vi) whether the issuer has an adequate capital structure; (vii) whether it is reasonable for the holder of the instrument to anticipate the payment of principal and interest; and (viii) whether at the time of issuance the parties intend to create a debtor-creditor relationship.(33) The analysis of these factors serves to determine whether the economic reality of the holder's investment in the instrument is consistent with risk capital subject solely to the performance of the corporation's business, or is a bona fide loan, repayment of which is reasonably expected, and may be compelled to be made in full.

------------------

(30) See section 2.13 and Exhibits A-1, A-2, A-3, A-4, B, C and D of Indenture.

(31) See Officer's Certificates.

(32) See John Kelley Co. v. Commissioner, 326 U.S. 521 (1943); Rev. Rul. 68-54, 1968-1 C.B. 69.

(33) See Rev. Rul. 68-54, 1968-1 C.B. at 70.





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     Whether the Notes are in substance debt of the Issuer also depends on which party to the transactions holds the "substantial incidents of ownership" of the collateral. The courts have identified a variety of factors that must be considered in making that determination.(34) The decided cases have also focused on the distinction between a true sale of a right to future income and an assignment of anticipated income as collateral to a lender (with the assignor remaining liable to the lender on the underlying obligation).(35) Here, the important considerations are: which party bears the burdens of ownership of property that is formally owned by the issuer of the instrument (i.e., the risk of loss from the Receivables), which party holds the benefits of ownership of the property (i.e., the potential for income or gain from the Receivables) and the Issuer's retention of liability to the holders of the Notes.

     An analysis of these factors demonstrates that the Notes will be treated as debt for federal income tax purposes.

     1.   Indicia of Indebtedness.

     All of the Notes have final maturity dates of less than seven years from the issue date, fixed principal amounts, and stated non-contingent interest that is payable monthly at rates ranging from 1.78125% to no greater than 4.10%. The Issuer has no discretion regarding the payment of these principal and interest amounts. As indicated above, Noteholder claims will have priority over claims of the Certificateholders as the Certificates are subordinated to the Notes. The Notes do not confer on the Noteholders any management powers or voting rights with respect to the election of officers or board members of the Issuer or HABS or their affiliates or the business operations of these entities. It was represented to us that it is expected that collections on the Receivables will significantly exceed the funds necessary to make timely payments of amounts due on the Notes. Moreover, the most subordinated Notes, the Class D Notes, will be rated at least BBB and BBB+ by the rating agencies. Thus, it is reasonable to anticipate the payment of principal and interest on all of the Notes in a timely manner. The Notes are denominated as debt and it was represented to us that it is intended that the Notes create unconditional obligations of the Issuer and that the issuance of the Notes will create a debtor-creditor relationship. The Noteholders, by their acceptance of the Notes, will agree to treat the Notes as indebtedness for federal income tax purposes. In addition, to the knowledge of HABS and HMFC, none of the initial beneficial owners of the Notes will be related to the Issuer, directly or indirectly, other than being related as a creditor as a result of the acquisition of the Notes.

     A failure to pay an amount of interest on the "controlling class" of Notes within thirty-five days of the payment due date or a failure to pay principal on a class of Notes on their Stated Maturity Date is an Event of Default under the Indenture. Upon the occurrence of an Event of Default, the Indenture Trustee or holders of a majority in principal amount of the most senior

------------------------

(34) See Town & Country Food Co. v. Commissioner, 51 T.C. 1049 (1969), acq., 1969-2 C.B. xxv; United Surgical Steel Co. v. Commissioner, 54 T.C. 1215
     (1970), acq., 1971-2 C.B. 3; G.C.M. 39584 (December 3, 1986).

(35) See Watts Copy Systems, Inc. v. Commissioner, T.C. Memo. 1994-124 (1994); see also, Priv. Ltr. Rul. 8643002 (June 20, 1986).





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class of Notes may declare the Notes to be immediately due and payable. Although it is possible that interest payments on subordinated classes of Notes may not be paid in full each month, it was represented to us that the likelihood of this happening is remote. In addition, any such interest not timely paid will be due and payable no later than the Stated Maturity Date on the particular Notes.
Where unpaid or deferred interest is due and payable no later than a certain fixed date in the future, courts have generally upheld debt characterization for federal income tax purposes.(36)

     The Issuer's capital structure further supports treating the Notes as debt for federal income tax purposes. The HABS Officer's Certificate provides that, based on certain assumptions as provided therein, the present value of the cash flows that are expected to be available to the Certificates, on the date the Notes are issued, is approximately $60.754 million. The Certificates constitute equity of the Trust and the present value of such cash flows represents approximately 7.53% of the Trust's initial capitalization. The Certificates represent a residual interest in the Reserve Account, which provides credit support for the Notes and will, on the Closing Date, equal .75% of the Adjusted Pool Balance (as of the Cut-off Date), and collections on the Receivables in excess of the payments on the Notes and other expenses of the Issuer. The adequacy of such equity and credit support is reflected in the very high credit ratings received on the Notes, including BBB and BBB+ on the most subordinated Notes, the Class D Notes. Finally, courts have recognized that finance companies are likely to have higher debt-to-equity ratios than other businesses.(37)

     The foregoing analysis supports the conclusion that the Notes will be treated as indebtedness for United States federal income tax purposes.

          2. The Burdens and Benefits of Ownership of the Receivables are not Borne by the Noteholders.

     Payments of principal and interest on the Notes are dependent upon available cash collected from the Receivables. However, the Noteholders will be protected from losses on the Receivables as a result of the credit enhancement features, including subordination features, overcollateralization amounts and the Reserve Account, which all protect the Noteholders' rights to receive payments. As indicated above, the obligations of the Issuer with respect to the Notes are substantially overcollateralized and the Notes are highly rated by the rating agencies. "Overcollateralization" has been recognized as being characteristic of a loan.(38) Consequently, holders of the Notes have substantial protection against losses.

------------------------

(36) See, e.g., Tomlinson v. The 1661 Corp., 377 F.2d 291, 294 (5th Cir. 1967)
     (debentures that paid cumulative interest held to be debt even though the corporation rarely, if ever, paid interest currently).

(37) See, e.g., P.M. Finance Corp. v. Comm'r, 302 F.2d 786, 788 (3rd Cir. 1962);
     Jaeger Auto Finance Co. v. Nelson, 191 F. Supp. 693, 698 (E.D. Wis. 1961).


(38) See, e.g., United Surgical Steel Co., 54 T.C. at 1227-31; Yancey Brothers Co. v. United States, 319 F. Supp. 441, 446 (N.D. Ga. 1970).





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     Likewise, the benefits of ownership of the Receivables inure solely to the
Issuer and not to the Noteholders. The Noteholders are only entitled to receive their fixed principal and interest payments on the Notes, whereas the Certificateholders are entitled to receive all collections on the Receivables in excess of the amounts necessary to pay interest and principal due to the Noteholders. Thus, if payments on the Receivables exceed the amounts currently projected, such excess should inure solely to the benefit of the Certificateholders.

     The foregoing discussion demonstrates that the Notes exhibit characteristics consistent with bona fide debt that is expected or may be compelled to be repaid in full and that the Certificates and the Reserve Account are reasonably expected to absorb the economic risk associated with the performance of the underlying Receivables that secure the Notes. Accordingly, it is our opinion that, although there is no direct governing authority, for United States federal income tax purposes the Notes will be treated as indebtedness.

     B. The Trust Will Not Be Treated as an Association or Publicly Traded Partnership, Taxable as a Corporation for Federal Income Tax Purposes.

     An entity that is not organized as a corporation nevertheless will be treated as an "association" for federal income tax purposes if it is an entity that must be treated as a corporation under one of the eight categories in Treasury Regulation Section 301.7701-2(b). Two such categories are relevant here,(39) the first of which is an entity that files an appropriate election (or such an election has been filed on its behalf) to be treated as an association.(40) As indicated above, the Trust Agreement and the form of Trust Certificate provide that, for federal income tax purposes, as long as a single Person owns the Certificates, it is intended and agreed that the Issuer will be treated as disregarded as an entity separate from its owner, and if two or more Persons own the Certificates, the Issuer will be treated as a partnership. In addition, the Officer's Certificates provide that the Issuer will not file an election to be treated as a corporation for federal income tax purposes.(41) Thus, the Issuer will not be treated as an "association" for United States federal income tax purposes.

     The second relevant category of entities treated as corporations are "publicly traded partnerships." An entity will be treated as a publicly traded partnership taxable as a corporation for federal income tax purposes if: (i) it is a partnership for federal income tax purposes, (ii) its ownership interests are (A) traded on an established securities market or (B) are readily tradable on a secondary market or the substantial equivalent thereof (in either such circumstance,

--------------------

(39) A statutory trust is not an entity that must be treated as a corporation under Treas. Reg. Secs. 301.7701-2(b)(1), (3), (4), (5), (6) or (8). An
     entity must be treated as a corporation under Treas. Reg. Sec. 301.7701-2(b)(7) if it is a "publicly traded partnership" or a "taxable mortgage pool". An entity will not be a taxable mortgage pool if 50% or less of its assets consist of real estate mortgages. The determination of whether an entity is a publicly traded partnership is discussed below.

(40) See Treas. Reg. Secs. 301.7701-2(b)(2), 301.7701-3.

(41) The Owner Trustee has also agreed that it will not take any action that, to its actual knowledge, would result in the Trust becoming taxable as a corporation for federal income tax purposes.





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"publicly traded") and (iii) less than 90% of its gross income from a taxable year consists of passive-type income, including interest that is not derived in the conduct of a financial business.(42) If two or more Persons ever own the Certificates, the Issuer will be treated as a partnership by the parties, but the Transfer Restrictions ensure that the Certificates will not be "publicly traded." Accordingly, the Issuer will not be treated for United States federal income tax purposes as a publicly traded partnership taxable as a corporation.

IV.  OPINIONS.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, although there is no direct governing authority, for United States federal income tax purposes (i) the Notes will be treated as indebtedness and (ii) the Issuer will not be treated as an association or a publicly traded partnership, taxable as a corporation. In addition, it is our opinion that, as of the date hereof, based on the facts and assumptions and subject to the limitations set forth in the Prospectus, the statements under the heading "Material United States Federal Income Tax Consequences," in the Prospectus, insofar as they purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.

     Except as set forth above, we express no other opinion as to any federal, state, local or foreign tax or other consequences of the transactions described herein. This opinion letter is furnished only to you and is solely for your benefit in connection with the issuance of the Notes. This opinion letter may not be used, relied upon, circulated, furnished, quoted or otherwise referred to by anyone else or for any other purpose without our prior written consent in each instance, which may be granted or withheld in our sole discretion.



                                                  Very truly yours,

                                                  /s/ Latham & Watkins LLP



------------------------

(42) See Code Sec. 7704; Treas. Reg. Sec. 301.7701-2(b)(7). It appears that the income of the Issuer will consist solely of interest income derived from passive ownership of the Receivables and any cash or cash-equivalents held by the Issuer and thus such income should not be considered derived by a financial business. We have not attempted to determine whether each of the Receivables and Eligible Investments purchased by the Issuer should be characterized as debt for United States federal income tax purposes. We understand, however, that each Receivable that will be purchased by the Issuer provides for fixed payments consisting of principal and interest at a fixed rate and provides for normal creditors' remedies for nonpayment of principal and interest. We further understand that Eligible Investments are obligations that are issued or guaranteed by highly rated issuers or guarantors.





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                                   SCHEDULE I


Hyundai ABS Funding Corporation
10550 Talbert Avenue
Fountain Valley, California  92708

Hyundai Motor Finance Company
10550 Talbert Avenue
Fountain Valley, California  92708

Hyundai Auto Receivables Trust 2004-A
Rodney Square North
1100 North Market Street
Wilmington, Delaware  19890-0001

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware  19890-0001

Citibank, N.A.
111 Wall Street, 14th Floor, Zone 3
New York, New York  10005

Standard & Poor's Ratings Services, a division of
   The McGraw-Hill Companies, Inc.
55 Water Street
New York, New York  10041

Fitch, Inc.
1 State Street Plaza
New York, New York  10004

Moody's Investors Service, Inc.
99 Church Street
New York, New York  10017

Banc of America Securities LLC, Individually
   and as Representative of the Several Underwriters
214 North Tryon Street
Charlotte, North Carolina  28255-0001